Exhibit 10.2

Share Purchase Agreement	Commercial Confidential

Share Purchase Agreement

This Share Purchase Agreement is made and entered into in Shanghai, China as of the 22nd October, 2014 by and between:

Party A (Transferee): SPI Solar Power Suzhou Co., Ltd.

Party B (Transferor): China Energy Power Group Operation and Maintenance Management Jiangsu Co., Ltd.

Target Corp: Jinchang Hengji Electric Power Development Co., Ltd.

Party C (Equity Pledgee) : GD Solar Co., Ltd.

Whereas each Party, adhering to the principle of cooperation, equality and mutual benefit and through friendly consultation, the Parties hereto do hereby agree on the Stock Share Purchase Agreement as follows:

Transferee

SPI Solar Power Suzhou Co., Ltd., or its designated affiliate party, for any "person", the affiliated party in this agreement means directly or indirectly controls or is controlled by, or is under common control with any other company or entity.

Transferor

China Energy Power Group Operation and Maintenance Management Jiangsu Co., Ltd., or related parties of transferor directly or indirectly possessing target company’s stock equity after its reconstruction domestically and overseas. Stock Share Purchase Agreement is made and entered into on 1st September, 2014 by and between China Energy Power Group Operation and Maintenance Management Jiangsu Co., Ltd. the original target company shareholder Zhangjiagang Jiyang New Energy Co., Ltd., and Hengji Investment Development Co., Ltd. They agreed that Zhangjiagang Jiyang New Energy Co., Ltd and Hengji Investment Development Co., Ltd. shall transfer their target company’s 100% stock equity to China Energy Power Group Operation and Maintenance Management Jiangsu Co., Ltd. And in accordance with provisions of the agreement and the supplementary agreement, the settlement of aforementioned 100% stock equity shall be completed when China Energy Power Group Operation and Maintenance Management Jiangsu Co., Ltd. pay first transfer amount of RMB15 million to Zhangjiagang Jiyang New Energy Co., Ltd. and Hengji Investment Development Co., Ltd. The transferor shall inherit all rights and obligations of the 100% stock equity, and the transfer of stock equity shall not be affected by change of registration of Ministry of Industry and Commerce and relevant departments.

Share Purchase Agreement	Commercial Confidential

Target company/project company

Jinchang Hengji Electric Power Development Co., Ltd.: founded on 14th June, 2012, 100% of its stock equity was possessed by Jiangsu Co., Ltd. of China Energy Power Group Operation and Maintenance Management Jiangsu Co., Ltd., legal representative is Li Weilian, registered capital/paid-in capital is RMB172 million. Company registered address is located in No.56 of Guilin Road, Jinchuan district, Jinchang, Gansu province. Business scope of company: photovoltaic power generation; investment, consulting, construction, operation, equipment manufacturing of photovoltaic industry chain; tourism development. (The above-mentioned business scope involving regulations laws, administrative regulations and the state council must be reported for approval before the registration of the project, and they are not allowed to operate before being approved. )

Equity Pledgee

Equity Pledgee is the general contractor of the EPC project. As The target project has been completed with acceptance and connected to the grid, to guarantee the outstanding EPC service payables, etc that the target project should pay to Party C , the transferor agrees to pledge its 100% of stock equity to the pledgee, and the equity transfer of priority repay equity pledgee outstanding EPC service payables. Equity pledgee agrees to comply with relevant equity procedures in accordance with the provisions of this agreement.

Share Purchase Agreement	Commercial Confidential

On special provisions of the target company

To achieve the purpose of share purchase in this agreement, the target company needs domestical and oversea reconstruction. After the completion of reconstruction, Party A or affiliate party designated by Party A shall purchase stock equity of target company or oversea shareholders of target company in order to achieve the purpose purchase of the target company. Costs and expenses of target company’s setting up overseas shall be borne by Party B.

Delivery

It shall refer to a 100% of stock equity of the target company (hereinafter referred to as "Target Stock Equity"), which all directly or indirectly register in the acquiring party’s name (the completion day is “Delivery Day"). Delivery Day shall fall on within ten working days of the transferor and transferee’s confirmation of delivery condition.

The examination and approval of agreement’s signature

Transferee confirms that when sign in this agreement, it has obtained all necessary internal examination and approval and consent except that price of issuing shares as payment remains to be approved by the general meeting of shareholders. As for share-based payment agreed in this agreement, it shall be ensured that Party A or its affiliate party vote for in the resolution of general meeting of shareholders. The transferor confirms that it has obtained all necessary internal examination and approval and consent when signing in this agreement, and ensures that the target company has acquired all necessary internal examination and approval and consent.

Purchase Price

Subject to the conditions specified in this agreement, in accordance with information, representation and warranties provided by the transferor, the whole amount of target stock equity’s transfer shall be RMB 960 million. Price of stock equity transfer shall be RMB50 million; and the other RMB910 million shall be paid directly to the target company by Party A to the target company to repay outstanding payables related to EPC services.

All expense, cost, payables, debt and/or contingent liabilities of relevant approval procedures on all PV station project possessed by target company should be paid by the target company before delivery day. If it is unpaid and results the target company bear payment obligations after the delivery day, Party A shall have the right to deduct price of equity transfer or recourse on Party B. Party A and the target company shall not undertake any debts and/or contingent liabilities occurred prior to the delivery of the target company, and Party B shall undertake such obligations. if the target company for reimbursement, Party A shall have the right to deduct price of equity transfer or recourse on Party B.

Share Purchase Agreement	Commercial Confidential

Payment Method

The consideration to be paid by the Transferee to procure stock equity of the target company is RMB960 million, among which RMB930 million shall be paid in cash, and the remaining RMB30 million shall be paid by an equal worth of Solar Power Inc. ("SPI")'s ordinary shares.

Among them:

1. The first phase of payment in cash: The deposit of RMB100 million in cash shall be paid by transferee or the third party designated by transferee on and before 10th November, 2014. Among which, RMB30 million, the equity transfer price, shall be paid to Party B directly by Party A; another RMB70 million shall be paid to the target company by Party A to pay target company’s outstanding payables related to EPC services.

2.The second phase of payment in cash: After receiving the deposit, the transferor should cooperate with the transferee or the third party of intermediary agency designated by the transferee to conduct due diligence. After the day of due diligence and confirmation of delivery conditions, the transferee or the third party of intermediary agency designated by the transferee shall credit RMB600 million into the bank account of transferee or condominium account by the third party and transferor designated by the transferee before 20th December, 2014. Within 5 working days after the aforementioned payment being credited into the condominium account, the transferor and/or target company should comply with target equity delivery, industry and commerce alteration registration procedures. Within three working days after the target company receiving the new business license, Party A shall pay RMB580 million outstanding payables related to EPC services, and RMB20 million of equity transfer price. After these payments being paid, handover of target company shall be conducted by Party A and B. In the event of Party B and/or the target company do not conduct the equity delivery on time, transferee shall use the funds at their disposal in accordance with the agreement since the date of the expiration of the agreed time limit.

3. The remaining RMB 260 million, of which RMB 30 million shall be paid by an equal amount of SPI's ordinary shares,and RMB 230 million shall be paid in cash. Closing date of cash payment is from Jan.1, 2015 to Dec. 31, 2016, the payment in the first year is RMB100 million calculated at a 6.55% annual rate of interest (from January 1, 2015), and payment in the second year is RMB130 million calculated at the same rate of interests (from January 1, 2015). Equity payment shall be transferred to the Transferor or its nominated third party by the Transferor with RMB30 million worth of the SPI shares, the stock price is determined by the 5-day average trading price before the closing date of the transaction contemplated hereunder (the "closing date"). Payment deadline falls within 15 working days after the closing date. In the event  Party A cannot obtain sufficient SPI's shares through issuance, Party B shall have the right to choose payment in cash from 5 working days after Party B’s notice of choice of cash payments.

Share Purchase Agreement	Commercial Confidential

Due Diligence

The transferee or its designated agency shall conduct legal due diligence, business due diligence and financial due diligence on the target company, the transferor shall provide necessary cooperation and assistance.

The transferee shall promptly complete due diligence, to ensure the schedule of this Share Purchase Agreement.

Representations and Warrants

The transferor, target corporate hereby jointly and respectively represents and warrants to the purchasers (The following content that "have been disclosed to Party A situation" see Annex 1 "disclosure letter")

1.Party B is validly and legally obtain target equity, in addition to the disclosure of this Agreement, the target equity does not exist any pledge, guarantee or other third party’s rights restrictions, obstacles and other defects. If the equity of the target corporate exist other pledge, guarantee or other third party’s rights restrictions. Party B shall terminate the target equity’s pledge, guarantee or other third party’s rights restriction before the delivery. Or the parties shall be sign the agreement to deal with such rights restrictions , in order to achieve the purpose of this Agreement.

2.There shall not exist the contracts, agreements or other arrangements related to the target equity under this Agreement signed by Party B or target corporate and may cause significant adverse effects to the equity transfer or Party A.

3. In addition to the case that have been disclosed to Party A, there is no other financing documents related to the target corporate and other shareholders' rights conventions agreement or documents All previous financing documents of the target corporate shall not exist the clauses that have or will have adverse effects on the purchase and if the target company has obtained the consent of the relevant rights holders.

Share Purchase Agreement	Commercial Confidential

4. Party B hereby has been finished the financing contribution timely and completely according to the provisions of the articles of corporation. And since the completion of financing, it has maintained the integrity of its contribution and has no behavior of withdrawing the registered funds or transferring assets.

5. Parties transactions hereby under this Agreement shall not violate any applicable laws, regulations, or orders, and have obtained or will obtain all the necessary government authorities for approval or for the record registration. Such deals shall not violate any Contract, Agreement or other documents with Party B and the target corporate as object or as party one or have binding on the assets. And has obtained all necessary third party consents.

6.The register of shareholders hereby provided by target corporate to Party A is true, accurate, and complete reflection of all shareholders and the equity of the Target corporate status.

7. Operating conditions and the risk of target corporate hereby has been fully and completely disclosed to Party A, and there shall not exist any potential item or risk that will lead to Party A’s damage.

8. The documents, data and information hereby provided by target corporate for the implementation of this Agreement is true, complete and accurate reflection of the target corporate financial situation and operating results in the corresponding period.

9.The target corporate hereby is the legal enterprises that established according to conditions and procedures of Chinese law. Its establishment has been made all the necessary government approvals and permits and survival in accordance with the law.

10. In addition to the case have disclosed Party A, no other affiliated corporate did not disclosed to Party A.

11. In addition to the case have disclosed Party A, no other subsidiary corporate did not disclosed to Party A. The target corporate shall be entitled to enjoy the property of their respective claims and full ownership fully and completely.

Share Purchase Agreement	Commercial Confidential

12.Target corporate have been made in the use of patent, trademark, non-patented technology and all other intellectual property rights of ownership and used in practice. And the target corporate have right to use all of or part of its intellectual property through the way of implementation, use, licensing, license implementation and assignment to obtain commercial interests.

13. The intellectual property such as patent, trademark, non-patented technology hereby used by the target corporate shall not infringe any third party. There is no any individual or entity make any claims on the use of intellectual property rights, or question or doubt the Legality and validity of any license or agreement. Target corporate will be able to continue to have or use its now owned all the intellectual property rights.

14.The target corporate hereby does not exist significant debt affect its daily business to carry out normally and contingent liabilities.

15. Since its inception to delivery completion date, the target corporate always comply with the tax laws and regulations. All the tax authorities definitely require the payment of taxes and fees have been fully paid. It didn’t receive a reminder file issued by tax or any other authority department, and didn’t receive any adverse effects on the transaction form of punishment because of tax problems. Also it didn’t exist unsettled tax investigation or dispute that pose adverse affect to this transaction.

16. Target corporate hereby has no illegal conduct, and didn’t receive any judicial or administrative penalty by the relevant competent departments or any other authorities.

17. Target corporate hereby are no contract pending against or threats to target corporate and may prohibit this agreement or otherwise affect the validity of this agreement or the execution of litigation, arbitration or other proceedings in any court, arbitration tribunal or administrative authority. Party B and target corporate also do not know the present existence of any litigation, arbitration or the administrative punishment that may cause procedure disputes or illegal behavior.

Share Purchase Agreement	Commercial Confidential

18. Target corporate hereby has complied with all the provisions of the relevant Chinese laws on labor employment, housing accumulation fund management,. timely pay specified amount of wages and other remuneration, and pay all social insurance premiums and housing accumulation fund and all related expenses as an employer shall pay for the employee's, and there is no non-payment or overdue behavior.

19. By the end of this Agreement, the target corporate and its employees or former employees does not exist any pending labor dispute arbitration or litigation.

20. The target corporate hereby has been to maintain the normal operation of its business within the scope of any license required, franchise(if any), government approval of such permit, franchise (if any), approved by the Government has always maintained its full force, Party B and target corporate guarantee that there are no possible causes are not disclosed to the party or to cause any such license, franchise or effectiveness of government approved by the impairment of the subject. Party B shall ensure the target corporate that the 100MW PV power station project held to obtain all necessary relevant approval procedures and operating procedures, including but not limited to: project for the record registration approval documents, project documents,, documents of project construction stage, operation stage grid-connected or documents.

21. In addition to the case that have already disclosed to Party A , the target corporate did not reach or sign any loans contract (including corporate bonds related contract) and other debt or debt contract.

24. In addition to the case that have already disclosed to Party A ,the target corporate did not reach or sign any contract or commercial arrangements associated with any related party.

23. The target corporate hereby did not reach or form any loan or lending arrangement with its respective directors and senior managers.

24. Matters without the written consent of Party A lead to the loss or damages in lawsuits of the target corporate, shall be borne by Party B.

Share Purchase Agreement	Commercial Confidential

25. Property damage of the target corporate caused by fire or other Force Majeure before the delivery date , shall be borne by Party B.

26. Party B guarantees that the target corporate shall comply with all applicable environmental laws and did not violate any laws in any major aspects, and holding the legally required environmental permits operation obtained and not any of the license violation in any major aspect.

27. Unless otherwise expressly agreed upon in the other provisions of this Agreement, the foregoing of each representations and warranties shall be deemed to be reiterated in the sign and delivery date of this agreement.

28. The Transfor hereby guarantee to settle the debt (including but not limited to accounts payable, taxes) of the target corporate and its subsidiary holding corporate before the delivery date, if the target corporate or its subordinate holding corporate existing liabilities or contingent liabilities and fails to settle by the delivery day, shall be borne by the Transfor’s debt obligations.

29. The related debts and liabilities involved in the representations and warranties, except the outstanding EPC service payables that have been disclosed to the acquiring firm in this Agreement.

Conditions of the Equity Assignment

(1) The representations and warranties with respect to this Agreement stimulated by Party B and the Target Company are still valid and accurate, and Party A does not find any significant misrepresentations by Party B or the Target Company;

(2) Any transactions under this Agreement have approvals when they need registration/local government approval, registration, record and report and any other procedures (if necessary)

(3) Party A and Party B have abtained all relative formal approvals(if necessary) about the transfer of shares of the Target Company by relevant authorities(including board of director/board of shareholders/superior responsible organization, etc.)

Share Purchase Agreement	Commercial Confidential

(4) Party A has completed due diligence in connection with the Target Company, and has responsibly investigated Party B and the Target Company’s representations and warranties, and does not find any significant adverse effects of event or situation in the respect of legal registration, licensing, intellectual property, assets and liabilities, business management, financial taxation, project construction and environmental protection. If Party A has considerate difference between the due diligence result of the target company and the representations, warranties of Party B and the target company, Party B shall be entitled to adjust the transfer of shares or require Party B and the target company  shall make corrections within a time limit so that there may not be any significant differences between their representations and warranties.

(5) The target company possesses all necessary relative approval operating procedures of the PV station project, including but not limited to, project for the record registration approval documents, project documents, project construction phase documents, grid-connected or operating stage documents, etc. The project shall be legal.

(6) All necessary legal documents of the Equity Assignment signed by both Parties.

(7) Other conventions consented by both Parties in formal trade documents, and terms of delivery that are not in conflict with or will be in conflict with this Agreement.

Share Purchase Agreement	Commercial Confidential

Protective Terms

The transitional period since the day this Agreement being signed to the delivery date, during which, Party B may designate personnel to the target company, participating and acquainting the operation of the target company. Party B is obliged to supervise and urge the directors and senior managers of the nominated target company to continue to perform its duty of loyalty and diligence obligations. Meanwhile, it shall have Party A’s prior written consent, if the target company, prior to the closing date, has the following major events:

(1)   Revision of Chapter

(2)    Merger and acquisition, reorganization, liquidation, dissolution or dissolution

(3)   Asset sale, mortgage, guarantee, leasing, transfer or dispose, in connection with the transfer of foreign investment, management, intellectual property rights or license( except this Agreement has been signed and Party A has been informed, or necessities of daily operation)

(4)   Transfer of shares to other investors except Party A or permission of other investors to subscribe for new registered capital to hold the target company shares.

(5)   Distribution of profits.

(6)   The sale of indirect/direct shares of the target company held by existing shareholders.

(7)   The new PV power station.

(8)   Acquisition of or participation in photovoltaic power station shares

(9)   Capital increase in existing company involved in photovoltaic power station project

(10) Related party transaction

(11) Providing loans to directors, senior management personnel, employees or shareholders

(12) Producing more than RMB1 million lending or guarantee(including the value per se)

(13) Buying or leasing the value of real estate and other fixed assets over RMB1 million (including the value per se)

(14) Buying a listed company or unlisted company's shares or equity

(15) Alteration of the seats of the board of directors

(16) The adoption, alteration of big business and operation plan, and strategic direction or significant alteration in the business are not in conformity with the current business plan

Share Purchase Agreement	Commercial Confidential

(17) The annual budget (18) Technology transfer or permission to other party (19) Modification of auditors or any major alteration in accounting system and policy

Taxes and Expenses

The expenses incurred in relation to this transaction, including but not limit to attorneys’ fees and financial fees, etc. shall be absorbed by both parties. After equity transfer paid by Party A, Party B and the target company shall pay taxes at the competent tax authority in accordance with relative tax regulations. If Party A or the target company is deducted by tax authority due to unfinished tax payment obligations of Party B and the target company, Party A has the right to recourse to the Party B and to deduct from due equity transfer to Party B and reserved default deposit of Party A.

Liability for breach of Contract

1. Unless otherwise specified in this agreement, any party violates any guarantees, promises and any other regulations under the Contract, thus causes the other party to bear any costs, liabilities or suffer any direct economic loss, so the default party shall compensate to the other party about any of the above costs, liability or loss. The compensation shall be equal to the actual loss which is suffered by the non defaulting party for default behavior and deprived of all the vested interest.

2. Because the Party A fails to pay the consideration of the share transfer according to this agreement’s promise, the Party B has the right to choose to terminate this Contract; at the same time, the Party B shall return the relevant funds which has paid by Party A.

3. The occurrences of one of the following circumstances, Party A shall have the right to request Party B to return the full amount of advance payment of principal and prepayment of principal generated by bank loans over the same period the rate of interest:

Share Purchase Agreement	Commercial Confidential

(1) After Party A pays the prepayment to the Party B, or within the extended time limit upon this agreement’s promise, the Party B requires to cancel the Share Purchase Agreement for the reason which is not attributable to Party A and stops this target share’s acquisition.

(2) Since the Party A pays the prepayment, or within the extended time limit upon this agreement's promise, the two parties satisfy the terms of delivery, but the Party B rejects to handle the registration of change of shareholder then casing the absent of delivery.

(3) If after Party A pays the prepayment, Party B fails to meet all conditions of delivery, the two parties agree and confirm that automatically to give party b a certain time in order to meet the delivery conditions, if in the automatic extension period, Party B still can not meet the delivery conditions and lead to delay to handle the equity alteration registration or no delivery (unless further appropriate delay due to technical reasons), in addition to the Party A agrees further delay so that the Party B meets the delivery conditions or exempts for Party B to satisfy all/part delivery conditions or the Party A agrees Party B further to handle the shareholding modification registration (in which case the party b shall continue to perform according to requirements of the party a under the share purchase agreement obligations, including delivery), party a shall be entitled to require party b to return the advance payment in full of the principal and the advance payment of the principal produced in the same period bank loans interest rate of interest.

(4) Since the Party A pays the prepayment, or within the extended time limit upon this agreement's promise, for the reason of force majeure which causing the two parties are unable to perform or continue to perform this agreement which will make purpose can not be carried out under this agreement, either party shall have the right to demand termination of this agreement and terminate the target share purchase, at the same time, party a shall be entitled to require party b to return the prepayment in full of the principal and the advance payment of the principal produced in the same period bank loans interest rate of interest

Share Purchase Agreement	Commercial Confidential

Confidential clause

The fact of the existence of this agreement, in the terms and conditions described in this agreement, and any materials provided in the independent due diligence, constitutes the confidential information (hereinafter referred to as "confidential information"). Unless the parties agree that for related audit (review), valuation, negotiation and implementation of this agreement described transaction or shall have the right of jurisdiction of the government departments, ministries, or stock exchange requires disclosure, the parties will not use or disclose any confidential information to a third party.

General Clause

1. This Agreement shall be governed by the laws of China.

2. The dispute arising out of this agreement shall be settled through friendly consultations by the two parties, if can not be solved, any party can institute legal proceeding to the People Court in the plaintiff’s place.

The completeness of the Contract

This Contract is a complete Contract which is a consensus of all parties. It supersedes all previous or homochronous oral or written information, proposals, representations and warranties. There are any conflicts about the quotation, order, receipt, or the other communications’ contents for the purpose of this contract between the parties with this contract, all the content of this Contract shall prevail

Force Majeure	In this Contract, force majeure means any objective circumstance which is unforeseeable, unavoidable and insurmountable, includes: war, fire, flood, typhoon, earthquake, policy changes, or other events of force majeure. Appearing the above force majeure, the party suffering from force majeure shall promptly notify the other parties. And shall be provided within 15 days after the incident to eliminate the proof of the competent department. After one party provides the proof of force majeure, not be liable for breach of Contract.

Divisibility	Any provision of this Contract for any reason in whole or in part invalid, the other provisions of this contract retain the original effectiveness , shall perform.

Share Purchase Agreement	Commercial Confidential

Title	The title of the Contract is only for easy reading, does not affect any interpretations of the terms.

Others	Signature and seal of this agreement by the parties, in duplicate, each party holding two copies which have the same legal effect.

Share Purchase Agreement	Commercial Confidential

 (This page is signature page)

Party A: SPI Solar Power Suzhou Co., Ltd.

Legal representative or Authorised representative

October 22, 2014 (seal)

Party B: China Energy Power Group Operation and Maintenance Management Jiangsu Co., Ltd.

Legal representative or Authorised representative

October 22, 2014 (seal)

Target Company: Jinchang Hengji Weiye Power Development Co., Ltd.

Legal representative or Authorised representative

October 22, 2014 (seal)

Party C: GD Solar Co., Ltd.

Legal representative or Authorised representative

October 22, 2014 (seal)